UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 5, 2016

Sunrun Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37511	26-2841711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Market Street, 29th Floor

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(415) 580-6900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Leslie Dach has been appointed to the Board of Directors (“Board”) of Sunrun Inc. (the “Company”), effective May 5, 2016.  Mr. Dach will serve as a Class II director, with a term expiring at the Company's 2017 annual meeting of stockholders.  Mr. Dach will also serve as a member of the Company’s Nominating and Corporate Governance Committee.  Mr. Dach previously served as a member of the Board from June 2013 to July 2014.

Mr. Dach most recently served as Senior Counselor to the Secretary at the U.S. Department of Health & Human Services from July 2014 to April 2016.  Prior to that, Mr. Dach served as Executive Vice President of Corporate Affairs for Walmart Stores Inc. from August 2006 to June 2013 and was a member of the company’s executive council and executive finance committee. Mr. Dach holds a BA from Yale University and a master’s in public administration from Harvard University.

In connection with his appointment, Mr. Dach will enter into the Company’s standard form of director indemnification agreement and will receive the Company’s standard compensation for non-employee directors pursuant to the Company’s Non-Employee Director Pay Policy.  In addition, Mr. Dach received an option to purchase 100,000 shares of the Company’s common stock in July 2013 in connection with his previous service on the Board, of which 72,500 shares subject to the option had vested at the time his previous service on the Board terminated in July 2014.  The remaining 27,500 stock options will resume vesting beginning May 5, 2016 and vest pro rata monthly through March 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRUN INC.

By:	/s/ Mina Kim
Mina Kim General Counsel

Date:  May 5, 2016